EXHIBIT 2 Share Sale Deed

ConsortiumCo Pty Limited Premier Investments Limited
For the Acquisition of Shares in Coles Group Limited
Allens Arthur Robinson Deutsche Bank Place Corner Hunter and Phillip Streets Sydney NSW 2000 Tel 61 2 9230 4000 Fax 61 2 9230 5333 www.aar.com.au © Copyright Allens Arthur Robinson 2007

Share Sale Deed

Table of Contents
1.	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	6
1.3	Business Day	7
1.4	Parties not associates	7
2.	Completion of Sale and Purchase	7
2.1	Sale and purchase	7
2.2	Consideration	7
2.3	Date for Completion	7
2.4	Payment by ConsortiumCo	8
2.5	Premier's obligations at Completion	8
2.6	Interdependence	8
3.	Post-Completion adjustment	8
4.	Call Option	8
4.1	Grant of the Call Option	8
4.2	Exercise of the Call Option	9
4.3	Lapse of Call Option	9
4.4	Parties bound	9
4.5	Completion of Call Option Purchase	10
5.	Call Option Cancellation	10
5.1	Call Option Cancellation	10
5.2	Cancellation of the Call Option	10
6.	Warranties and Indemnities	11
6.1	ConsortiumCo warranties	11
6.2	Premier warranties	11
6.3	Survival of representations and warranties	11
6.4	ConsortiumCo indemnity	12
6.5	Premier indemnity	12
7.	Stamp Duty, Costs and Expenses	12
7.1	Stamp duty	12
7.2	Costs and expenses	12
7.3	Brokerage	12
8.	Public Announcements	12
9.	General	13
9.1	Notices	13
9.2	Governing law and jurisdiction	14
9.3	Prohibition and enforceability	14
9.4	Waivers	14
9.5	Variation	14
9.6	Assignment	14

Share Sale Deed

9.7	Further assurances	14
9.8	Time of the essence	14
9.9	Counterparts	14
9.10	Attorneys	14
9.11	Entire agreement	16
Schedule 1		16
	Option Notice	16
Schedule 2		17
	Cancellation Notice	17
Schedule 3		18
	Acceptance Deed	18

Share Sale Deed

Date	2 April 2007
Parties
1.	ConsortiumCo Pty Limited (ACN 124 714 736) of No. 1 Martin Place Sydney NSW 2000 (ConsortiumCo).
2.	Premier Investments Limited (ABN 64 006 727 966) of Level 53, 101 Collins Street, Melbourne VIC 3000 (Premier).
Recitals
A	Premier is the legal and beneficial owner of 34,055,000 Shares (the Sale Shares).
B	Premier agrees to sell, and ConsortiumCo agrees to purchase, the Sale Shares on the terms and conditions set out in this Deed.

It is agreed as follows,
1.	Definitions and Interpretation
1.1	Definitions

In this Deed

Acceptance Deed means a deed substantially in the form set out in schedule 3.
ASIC means the Australian Securities and Investments Commission.
ASTC Settlement Rules means the settlement rules published by ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532).
ASX means the Australian Securities Exchange operated by ASX Limited (ABN 98 008 624 691).
Business Day means a day on which banks are open for business in Melbourne, Australia, excluding Saturdays, Sundays and public holidays.
Call Option means the option to purchase the Sale Shares granted by ConsortiumCo in favour of Premier under clause 4.1.
Call Exercise Period means the period commencing on the occurrence of one of the events in clause 4.2(a)(iii), (iv), (v) or (vi) and ending three Business Days after the Initial Proposal, Revised Proposal, Rival Offer or Takeover Bid (as applicable) becomes unconditional (in the case of a Takeover Bid) or effective (in the case of a Scheme).
Call Option Period means the period commencing on the Completion Date and expiring 15 months after the date of this Deed.

Share Sale Deed

Cancellation Fee means an amount payable by ConsortiumCo under clause 5.2, calculated by multiplying the number of Sale Shares by:
(a)	if the Option Notice was given pursuant to clause 4.2(a)(iii), the sum of:
(i)	100% of the difference between the Purchase Price and the Initial Proposal Price; and
(ii)	either:
(A)	if the Final Price is higher than the Rival Price :
(1)	100% of the difference between the Initial Proposal Price and the Final Price; plus
(2)	the cash value of any Rights received by ConsortiumCo after the Completion Date in respect of the Sale Shares; or
(B)	if the Rival Price is higher than the Final Price:
(1)	100% of the difference between the Purchase Price and the Rival Price, up to $16.75; plus
(2)	75% of the difference (if any) above $16.75 and the Rival Price, up to $17.00; plus
(3)	50% of the difference (if any) above $17.00 and the Rival Price; plus
(4)	the cash value of any Rights and Dividends received by ConsortiumCo after the Completion Date in respect of the Sale Shares; less
(5)	the Funding Charge;
(b)	if the Option Notice was given pursuant to clause 4.2(a)(iv), the sum of:
(i)	100% of the difference between the Purchase Price and the Revised Proposal Price; and
(ii)	either:
(A)	if the Final Price is higher than the Rival Price:
(1)	100% of the difference between the Revised Proposal Price and the Final Price; plus
(2)	the cash value of any Rights received by ConsortiumCo after the Completion Date in respect of the Sale Shares; or
(B)	if the Rival Price is higher than the Final Price:
(1)	100% of the difference between the Purchase Price and the Rival Price, up to $16.75; plus
(2)	75% of the difference (if any) above $16.75 and the Rival Price, up to $17.00; plus

Share Sale Deed

(3)	50% of the difference (if any) above $17.00 and the Rival Price; plus
(4)	the cash value of any Rights and Dividends received by ConsortiumCo after the Completion Date in respect of the Sale Shares; less
(5)	the Funding Charge;
(c)	if the Option Notice was given pursuant to clause 4.2(a)(v):
(i)	100% of the difference between the Purchase Price and the Rival Price, up to $16.75; plus
(ii)	75% of the difference (if any) above $16.75 and the Rival Price, up to $17.00; plus
(iii)	50% of the difference (if any) above $17.00 and the Rival Price; plus
(iv)	the cash value of any Rights and Dividends received by ConsortiumCo after the Completion Date in respect of the Sale Shares, less
(v)	the Funding Charge,
provided that the amounts in (a), (b) and (c) above shall not be less than zero.
For the avoidance of doubt, the determination of the Price of an Initial Proposal Price, Revised Proposal Price, Final Price or Rival Price for the purposes of this definition of Cancellation Fee shall be undertaken as at the time any Cancellation Fee is payable by ConsortiumCo under clause 5.2.
Cancellation Notice means a notice from ConsortiumCo to Premier, substantially in the form set out in schedule 2.
Company means Coles Group Limited (ABN 11 004 089 936).
Completion means completion of the sale and purchase of the Sale Shares under clause 2.
Completion Date means the date on which Completion occurs.
ConsortiumCo Associate means each person who is or becomes, whether directly or indirectly, a shareholder or equity participant in ConsortiumCo, acquires Shares, whether directly or indirectly, on behalf of ConsortiumCo or acts, or proposes to act, in concert with ConsortiumCo in relation to the Company.
Corporations Act means the Corporations Act 2001 (Cth).
Daily Interest Rate means:
(a)	the average of the 90 Day BBSY bid swap rate as at 23 April 2007 and at each 90 day anniversary thereof over the period of the Days Held; and
(b)
where the Days Held ends on a day that is not a 90 day anniversary of 23 April 2007, the average daily BBSY bid swap rate for the period from the previous 90 day anniversary of 23 April 2007 until where the period of the Days Held ends.

Share Sale Deed

Days Held means the number of days from 30 March 2007 until the day on which ConsortiumCo receives payment under the Rival Offer or the Sale Shares are transferred back to Premier following exercise of the Call Option (whichever is applicable).
Dispose in relation to any property means to sell, transfer, assign, create a Security Interest over, declare oneself a trustee of or part with the benefit of or otherwise dispose of that property (or any interest in it or any part of it).
Dividend means any interim or final dividend declared, paid or issued by the Company after the Completion Date, other than a special dividend.
Encumbrance means an interest or power:
(c)	reserved in or over an interest in any asset including but not limited to, any retention of title;
(d)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any deed to grant or create any of the above.
Excluded Shares means the Shares registered in the name of Michael McLeod, Eliana Alfonso, Barbara Jones, Sally Jones, Adrian Jones, Fyffe Nominees Pty Ltd, Bahm Pty Ltd and Jaserfold Pty Ltd.
Exercise Price means:
(a)	the Purchase Price, less
(b)	the cash value of any Rights received by ConsortiumCo after the Completion Date in respect of the Sale Shares; and
(c)
in the event that the Option Notice was given pursuant to clause 4.2(a)(v), plus the Funding Charge and less the cash value of any Dividends received by ConsortiumCo after the Completion Date in respect of the Sale Shares.

Final Price means the highest price out of the Initial Proposal Price and any Revised Proposal Price.
Funding Charge means the Purchase Consideration (as adjusted for any adjustment to the Purchase Price under clause 3) multiplied by the Daily Interest Rate multiplied by the Days Held.
Initial Proposal has the meaning given to that term in clause 4.2(a)(iii).
Initial Proposal Price has the meaning given to that term in clause 4.2(a)(iii).
Option Completion Date means the date upon which Premier receives the consideration payable to Premier with respect to the Sale Shares pursuant to the Initial Proposal, Revised Proposal, Rival Offer or Takeover Bid (as applicable).
Option Notice means a notice from Premier to ConsortiumCo substantially in the form set out in schedule 1.

Share Sale Deed

Price means:
(a)	in relation to a 100% cash offer or a 100% cash / scrip alternative offer, the cash price offered in Australian dollars for the 100% cash offer; and
(b)	if paragraph (a) does not apply, in relation to an offer of securities or an offer which comprises cash and securities:
(i)
in the case of securities which are quoted for trading on a stock exchange, the VWAP per security on the principal exchange on which the securities are traded in the five trading days before the offer is announced; or

(ii)	in any other case, the face value of the security:
(A)	as agreed by the parties; or
(B)
in the absence of agreement, as determined by an independent expert (acting as expert and not arbitrator and on behalf of both parties whose decision will be, in the absence of manifest error, final and binding on both parties) the identity of which is agreed by the parties (or, in the absence of agreement, such person as nominated by the National President of the Institute of Chartered Accountants),

(iii)	together with the applicable cash component in Australian dollars in the case of an offer which comprises cash and securities, in each case expressed in Australian dollars and including the cash value of any Rights to be paid by the Company as part of and conditional upon any such offer.
Premier Shares means 69,500,000 Shares.
Purchase Consideration has the meaning given in clause 2.2.
Purchase Price means the amount of $16.47 for each Sale Share (as may be adjusted under clause 3).
Revised Proposal has the meaning given to that term in clause 4.2(a)(iv).
Revised Proposal Price has the meaning given to that term in clause 4.2(a)(iv).
Rights means all accretions and rights attaching to or arising from the Sale Shares (including without limitation, all rights to receive special dividends, returns of capital and other distributions declared or paid and to receive or subscribe for shares, notes, options or other securities or entitlements) declared, paid or issued by the Company after the Completion Date, excluding Dividends.
Rival Offer has the meaning given to that term in clause 4.2(a)(v).
Rival Price means, if ConsortiumCo has accepted a Rival Offer by way of Takeover Bid or a Rival Offer by way of Scheme has become effective, the Price that ConsortiumCo will receive under that Rival Offer, but in any other case, the highest price under a Rival Offer at the time payment is due under clause 5.2(a)(iii) (if applicable).
Sale Shares has the meaning given in Recital A.

Share Sale Deed

Scheme means:
(a)	a compromise or arrangement under Part 5.1 of the Corporations Act under which Shares in the Company are transferred to another person or are cancelled; or
(b)	a selective capital reduction under Part 2J.1 of the Corporations Act under which all Shares in the Company other than shares held by one person (or a person and his or her associates) are cancelled.
Security Interest means an interest or power:
(a)	reserved in or over any interest in any asset including, without limitation, any retention of title; or
(b)
created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power by way of security for the payment of debt or any other monetary obligation or the enforcement of any other obligation and whether or not existing or agreed to be granted or created.

Share means a fully paid ordinary share in the Company.
Takeover Bid means a takeover bid under Chapter 6 of the Corporations Act for the Shares in the Company.
VWAP means the average of the daily volume weighted average sale price of the relevant security sold on its principal stock exchange during normal trading in the relevant period or on the relevant days, but does not include any 'special' crossings prior to the commencement of normal trading, crossings during the after hours adjust phase or the exercise of options over the relevant securities.

1.2	Interpretation
Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.
(a)	The singular includes the plural, and the converse also applies.
(b)	A gender includes all genders.
(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.
(e)	A reference to a clause or schedule is a reference to a clause of or schedule to this agreement.
(f)
A reference to an agreement or document (including a reference to this agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this agreement or that other agreement or document.

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.
(h)
A reference to a party to this agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

Share Sale Deed

(i)
A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.
(k)
A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(l)	A reference to dollars and $ or A$ is to Australian currency.
(m)	All references to time are to Sydney time.
(n)	An expression defined in, or given a meaning for the purpose of, the Corporations Act in a context similar to that in which the expression is used in this Deed has the same meaning or definition.
(o)	Mentioning anything after includes or including, or similar expressions, does not limit what else might be included.
(p)	Nothing in this agreement is to be interpreted against a party solely on the ground that the party put forward this agreement or a relevant part of it.
1.3	Business Day
Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the following Business Day.
1.4	Parties not associates
Despite anything in this Deed, the parties are not to be regarded as an associate of each other.
2.	Completion of Sale and Purchase
2.1	Sale and purchase
Premier agrees to sell, and ConsortiumCo agrees to purchase, full legal and beneficial title in the Sale Shares free from any Encumbrances.
2.2	Consideration
The consideration payable by ConsortiumCo to Premier for the sale and purchase of the Sale Shares under clause 2.1 is the Purchase Price (excluding any adjustment to the Purchase Price under clause 3) multiplied by the number of Sale Shares (the Purchase Consideration).
2.3	Date for Completion
(a)	Completion must take place at the offices of Allens Arthur Robinson in Melbourne on 23 April 2007, or such later date as agreed by the parties.

Share Sale Deed

(b)	Premier must not Dispose of the Sale Shares other than as contemplated by this Deed.
2.4	Payment by ConsortiumCo
On Completion, ConsortiumCo must pay, or procure the payment, of the Purchase Consideration to Premier by electronic funds transfer to the nominated bank account of Premier.
2.5	Premier's obligations at Completion
At Completion, Premier must:
(a)	give ConsortiumCo ownership of all the Sale Shares free from any Encumbrance (including providing any notice of discharge required to release any Encumbrance); and
(b)	procure performance of all that is required by Premier under the ASTC Settlement Rules for ConsortiumCo to acquire the Sale Shares.
2.6	Interdependence
The requirements of clauses 2.4 and 2.5 are interdependent and must be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.
3.	Post-Completion adjustment
Subject to Completion occurring, if ConsortiumCo (or any ConsortiumCo Associate in connection with the activities of ConsortiumCo in relation to the Company) purchases Shares from a third party at a price above $16.47 per Share after the date of this Deed and before the earlier of:
(a)	the date that an Initial Proposal is lodged with ASIC or ConsortiumCo or a ConsortiumCo Associate announces a Takeover Bid; or
(b)	15 months after the date of this Deed;
then Consortium must, within 3 Business Days or upon Completion (whichever is the later) notify Premier of such acquisition and pay Premier by bank cheque the difference between the highest price per Share paid to a third party and $16.47 per Share, multiplied by the number of Sale Shares, by way of an increase to the Purchase Price.
4.	Call Option
4.1	Grant of the Call Option
(a)	Subject to Completion occurring, ConsortiumCo grants to Premier an option for Premier to purchase the Sale Shares in accordance with this Deed.
(b)	If Premier exercises the Call Option, then, subject to clause 5.1, ConsortiumCo must transfer the Sale Shares to Premier in accordance with clause 4.5.

Share Sale Deed

4.2	Exercise of the Call Option
(a)	Subject to clause 4.3, Premier may exercise the Call Option by delivering to ConsortiumCo during the Call Exercise Period:
(i)	a completed and executed Option Notice; and
(ii)	in the case of the event referred to in paragraph (vi) below, a completed and executed Acceptance Deed, following the occurrence of one of the following:
(iii)
the Company lodges with ASIC an information memorandum for a Scheme which, if approved and implemented, would result in ConsortiumCo or a ConsortiumCo Associate acquiring all of the Shares (the Initial Proposal) at a Price (the Initial Proposal Price) above the Purchase Price;

(iv)
ConsortiumCo or a ConsortiumCo Associate announces to ASX a revised Initial Proposal (the Revised Proposal) at a Price above the Initial Proposal Price or a previous Revised Proposal (the Revised Proposal Price);

(v)
a third party makes a Takeover Bid or the Company lodges with ASIC an information memorandum for a Scheme which, if approved and implemented, would result in a third party acquiring all of the Shares and such Takeover Bid becomes unconditional or Scheme becomes effective (the Rival Offer); or

(vi)	ConsortiumCo or a ConsortiumCo Associate makes a Takeover Bid at a Price above the Purchase Price and that Takeover Bid becomes unconditional.
(b)	Subject to paragraph (c) below, Premier may exercise the Call Option only once in respect of all of the Sale Shares.
(c)
If, prior to the Option Completion Date, ASIC, a court of competent jurisdiction or the Takeovers Panel consents to or orders the withdrawal of the Takeover Bid or Scheme applicable to the Option Notice, the initial Option Notice is withdrawn and Premier may give another Option Notice if entitled to do so under the above paragraph (a). Any Option Notice withdrawn shall be of no further force or effect for the purposes of this clause 4.

4.3	Lapse of Call Option
The Call Option automatically lapses at the end of the Call Option Period.
4.4	Parties bound
If Premier delivers the Option Notice (and, if applicable, an Acceptance Deed) under clause 4.2 then, subject to clauses 4.2(c) and 5.1, Premier, as purchaser, and ConsortiumCo, as seller, are immediately bound under a contract for the sale and purchase of the Sale Shares.

Share Sale Deed

4.5	Completion of Call Option Purchase
If Premier exercises the Call Option under clause 4.2, then (subject to clause 4.2(c) and cancellation of the Call Option under clause 5):
(a)
completion of the sale and purchase of the Sale Shares pursuant to the exercise of the Call Option must occur on the Option Completion Date at the offices of Allens Arthur Robinson in Melbourne or any other time and place that ConsortiumCo and Premier may agree; and

(b)	on completion of the sale and purchase of the Sale Shares pursuant to the exercise of the Call Option:
(i)	ConsortiumCo must deliver to Premier:
(A)	duly executed transfers in registrable form, in favour of Premier, for the Sale Shares; and
(B)	the holding statements and Shareholder Reference Numbers for the Sale Shares; and
(ii)	Premier must pay the Exercise Price in respect of the Sale Shares to ConsortiumCo by bank cheque.
5.	Call Option Cancellation
5.1	Call Option Cancellation
If Premier gives an Option Notice in accordance with clause 4 as a result of the occurrence of an event set out in clauses 4.2(a)(iii), 4.2(a)(iv) or 4.2(a)(v), then ConsortiumCo may cancel the Call Option by giving Premier a Cancellation Notice at any time prior to the Option Completion Date.
5.2	Cancellation of the Call Option
(a)
If ConsortiumCo delivers a Cancellation Notice to Premier, then ConsortiumCo must pay to Premier by bank cheque in instalments any Cancellation Fee that may payable within 3 Business Days of the occurrence of one or more of the following (as applicable):

(i)	in the event that ConsortiumCo or the ConsortiumCo Associate pays the consideration for Shares under the Initial Proposal - paragraph (a)(i) of the definition of Cancellation Fee applies;
(ii)	in the event that the Final Price is paid to holders of Shares by ConsortiumCo or the ConsortiumCo Associate - paragraph (a)(ii)(A) or (b)(ii)(A) of the definition of Cancellation Fee applies;
(iii)
in the event that payment of the Rival Price is received by ConsortiumCo or holders of Shares receive payment of the Rival Price -
paragraph (a)(ii)(B), (b)(ii)(B) or (c) of the definition of Cancellation Fee applies; and

Share Sale Deed

(iv)	in the event that ConsortiumCo or the ConsortiumCo Associate pays the consideration for Shares under the Revised Proposal - paragraph (b)(i) of the definition of Cancellation Fee applies.
(b)	If a Cancellation Notice is given, the contract formed under clause 4.4 shall terminate.
6.	Warranties and Indemnities
6.1	ConsortiumCo warranties
ConsortiumCo represents and warrants:
(a)	that it has full power, authority and capacity to enter into and perform its obligations under this Deed;
(b)
that the entry into and the performance by it of this Deed does not violate, breach or result in a contravention of any law, regulation or authorisation or of its constitution or other constituent documents; and

(c)	that this Deed constitutes its legal valid and binding obligations and subject to any necessary stamping is enforceable in accordance with its terms.
6.2	Premier warranties
Premier represents and warrants:
(a)	the Premier Shares are all the Shares in the Company in which Premier has a relevant interest as at the date of this Deed (excluding the Excluded Shares);
(b)	that it has full power, authority and capacity to enter into and perform its obligations under this Deed;
(c)
that the entry into and the performance by it of this Deed does not violate, breach or result in a contravention of any law, regulation or authorisation or its constitution or other constituent documents;

(d)	that this Deed and any exercise of the Call Option by it constitutes its legal valid and binding obligations and subject to any necessary stamping is enforceable in accordance with its terms; and
(e)	that it is entitled to sell and transfer (or procure the sale and transfer of) full legal and beneficial ownership in the Sale Shares free of any Encumbrance or adverse interest.
6.3	Survival of representations and warranties
The representations and warranties given in this clause 6:
(a)	do not merge on Completion or completion of the exercise of the Call Option; and
(b)	are regarded as repeated at Completion with regard to the facts and circumstances then subsisting.

Share Sale Deed

6.4	ConsortiumCo indemnity
ConsortiumCo indemnifies and holds Premier harmless from and against all liabilities, losses, damages, costs or expenses directly or indirectly incurred or suffered by Premier as a result of the breach of any of the representations or warranties in clause 6.1 and from and against all actions, proceedings, claims or demands made against Premier as a result of any such breach.
6.5	Premier indemnity
Premier indemnifies and holds ConsortiumCo harmless from and against all liabilities, losses, damages, costs or expenses directly or indirectly incurred or suffered by ConsortiumCo as a result of the breach of any of the representations or warranties in clause 6.2 and from and against all actions, proceedings, claims or demands made against ConsortiumCo as a result of any such breach.
7.	Stamp Duty, Costs and Expenses
7.1	Stamp duty
(a)	ConsortiumCo must pay the stamp duty in respect of the execution, delivery and performance of:
(i)	this Deed; and
(ii)	any deed or document entered into or signed under this Deed.
(b)
ConsortiumCo must pay any fine, penalty or other cost in respect of a failure to pay any stamp duty except to the extent that the fine, penalty or other cost is caused by an act or default on the part of Premier.

7.2	Costs and expenses
Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution and delivery of this Deed.
7.3	Brokerage
ConsortiumCo must pay all brokerage payable in respect of any transaction under this Deed, with any such transactions to be carried out by ConsortiumCo's nominated broker.
8.	Public Announcements
Premier and ConsortiumCo must each show the other party any public written announcement which they propose to make in relation to this Deed or the transactions evidenced by this Deed prior to making that announcement and must consult, to the extent that it is reasonably practicable, with the other party as to the content of any such announcement.

Share Sale Deed

9.	General
9.1	Notices
(a)	Any notice, demand, request, consent, approval or other communication including, under this Deed:
(i)	must be in legible writing and in English addressed as shown below:
(A)	ConsortiumCo
Address: Level 23, 530 Collins Street, Melbourne VIC 3000
Attention: Robin Bishop
Facsimile: 61 3 9635 9144
Copy to:
Allens Arthur Robinson
Address: Level 28, Cnr Phillip and Hunter Streets, Sydney NSW 2000
Attention: Ewen Crouch / Richard Kriedemann
Facsimile: 61 2 9230 5333
(B)	Premier
Address: Level 53, 101 Collins Street, Melbourne VIC 3000
Attention: Kim Davis
Facsimile: 61 3 9654 5550
Copy to:
Arnold Bloch Leibler
Address: Level 21, 333 Collins Street, Melbourne VIC 3000
Attention: Henry Lanzer / Steven Klein
Facsimile: 61 3 9229 9992
or as specified by the sender by any party by notice;
(ii)	must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);
(iii)	is regarded as being given by the sender and received by the addressee:
(A)	if by delivery in person, when delivered to the addressee;
(B)	if by facsimile transmission, whether or not legibly received, when transmitted to/received by the addressee, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and

Share Sale Deed

(iv)
can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 8 hours after transmission is received or regarded as received under clause 9.1(a)(iii) and informs the sender that it is not legible.

(c)	In this clause 9.1, a reference to an addressee includes a reference to an addressee's officers, agents or employees.
9.2	Governing law and jurisdiction
(a)	This Deed is governed by the laws of Victoria.
(b)	ConsortiumCo and Premier irrevocably submit to the non-exclusive jurisdiction of the courts of Victoria.
9.3	Prohibition and enforceability
(a)
Any provision of, or the application of any provision of, this agreement or any power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)	Where a clause is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this agreement.
9.4	Waivers
(a)	Waiver of any right, power, authority, discretion or remedy arising from a breach of this agreement must be in writing and signed by the party granting the waiver.
(b)
A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy arising from a breach of this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

9.5	Variation
A variation of any term of this Deed must be in writing and signed by the parties.
9.6	Assignment
Neither party may assign or otherwise transfer any of its rights arising under this Deed without the prior written consent of the other party.

Share Sale Deed

9.7	Further assurances
Each party must do all things and execute all further documents necessary to give full effect to this Deed.
9.8	Time of the essence
Time is of the essence of this Deed.
9.9	Counterparts
This Deed may be executed in any number of counterparts.
9.10	Attorneys
Each of the attorneys executing this Deed (if any) states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.
9.11	Entire agreement
This Deed contains the entire agreement of the parties with respect to its subject matter.

Share Sale Deed

Executed and delivered as a deed in Melbourne.

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by ConsortiumCo Pty Limited:
/s/ Robin Bishop
Director Signature
Robin Bishop
Print Name

Executed as a deed in accordance with s127 of the Corporations Act by Premier Investments Limited:
/s/ Michael McLeod	/s/ Kim Davis
Director Signature	Witness Signature
Michael McLeod	Kim Davis
Print Name	Print Name

Share Sale Deed

Schedule 1
Option Notice

To: ConsortiumCo Pty Limited
General
Any term used in this Option Notice which is defined in the Share Sale Deed dated 2 April 2007 between ConsortiumCo Pty Limited (ConsortiumCo) and Premier Investments Limited (Premier) has the same meaning as in that Deed.
Exercise by Premier
Under clause 4.2 of the Deed, Premier gives notice that it exercises the Call Option and requires ConsortiumCo to sell all the Sale Shares to Premier.
Completion
Completion of the exercise of the Call Option is to take place on the Option Completion Date.

Share Sale Deed

Schedule 2
Cancellation Notice

To: Premier Investments Limited
General
Any term used in this Cancellation Notice which is defined in the Share Sale Deed dated 2 April 2007 (the Deed) between ConsortiumCo Pty Limited (ConsortiumCo) and Premier Investments Limited (Premier) has the same meaning as in that Deed.
Cancellation
Under clause 5.1 of the Deed, ConsortiumCo gives notice that it wishes to exercise its right to cancel the Call Option by paying the Cancellation Fee in accordance with clause 5.2 of the Deed.
Completion
ConsortiumCo shall pay to Premier the Cancellation Fee by bank cheque in accordance with clause 5.2 of the Deed.
The Call Option shall lapse upon receipt by Premier of the payment or payments required by ConsortiumCo under clause 5.2 of the Deed.

Share Sale Deed

Schedule 3
Acceptance Deed

To:    ConsortiumCo Pty Limited
General
Any term used in this Acceptance Deed which is defined in the Share Sale Deed dated 2 April 2007 (the Deed) between ConsortiumCo Pty Limited (ConsortiumCo) and Premier Investments Limited (Premier) has the meaning given in that Deed.
Undertaking by Premier
Premier undertakes to ConsortiumCo to irrevocably accept ConsortiumCo or its nominee's Takeover Bid immediately following Completion of the sale and purchase of the Sale Shares pursuant to exercise of the Call Option.
Power of Attorney
Premier irrevocably authorises ConsortiumCo and appoints ConsortiumCo as its attorney to sign all documents, give all instructions and perform all actions as ConsortiumCo thinks necessary or desirable to give effect to the acceptance by Premier of ConsortiumCo or its nominee's Takeover Bid and to enable the registration of the transfer of the Sale Shares to ConsortiumCo pursuant to the terms of that Takeover Bid. Premier agrees to deliver to ConsortiumCo upon demand such powers of attorney, instruments of transfer and other instruments as ConsortiumCo may require for the purposes of this Acceptance Deed.